KPMG
Suite 2000
1211 South West Fifth Avenue	Telephone 503 221 6500
Portland, OR 97204	Fax 503 796 7650

June 27, 2001

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously accountants for Mentor Graphics Corporation (the Company) and, under the date of January 31, 2001, we reported on the consolidated financial statements of Mentor Graphics Corporation and subsidiaries as of and for the years ended December 31, 2000 and 1999. On June 22, 2001, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated June 22, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the Company engaged Arthur Andersen LLP as its new principal accountants, that the decision to change principal accountants was approved by the Audit Committee of the Company's Board of Directors, and that the newly engaged principal accountants were not consulted regarding the application of accounting principles applied to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

Very truly yours,

/s/ KPMG LLP